EXHIBIT 3

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of this 28th day of August, 2009, by and among Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), Hawkeye Energy Holdings, LLC, a Delaware limited liability company (“Hawkeye”), Ethanol Investment Partners, LLC, a Delaware limited liability company (“Partners” and each of Hawkeye and Partners, an “Investor”), South Dakota Wheat Growers Association, a South Dakota cooperative (“SDWG”), and each of the undersigned directors (the “Directors”) of the Company. The Company, Hawkeye, Partners, SDWG and Directors are collectively referred to herein as the “Parties.” Hawkeye, Partners, SDWG and Directors are collectively referred to herein as the “Members.”

BACKGROUND

A.    On the date hereof, the Company and Hawkeye entered into that certain Subscription Agreement (the “Subscription Agreement ”) and a related letter agreement (the “Subscription Letter Agreement” and together with the Subscription Agreement and the Registration Rights Agreement, the “Subscription Documents”) providing for the issuance and sale of membership units of the Company (“Units”) to Hawkeye (the 2,200,000 Units issued to Hawkeye on the date hereof, the “Hawkeye Units”). Capitalized terms used herein but not otherwise defined have the meaning given to them in the Subscription Documents.

B.    Prior to the date hereof, Partners, together with Tennessee Ethanol Partners, LP, its Affiliate, acquired 3,250,000 Units (the “Partners Units”). Partners currently has rights pursuant to that certain Voting Agreement (the “Prior Partners Voting Agreement”) between the Company, Partners and certain of the Directors and Officers, dated as of May 4, 2007, and the Parties desire to amend and restate the Prior Partners Voting Agreement in its entirety pursuant to this Agreement.

C.    In connection with the Subscription Documents, two representatives of Hawkeye were appointed to the board of directors of the Company (the “Board”), and prior to the date hereof one representative of Ethanol Capital Management, LLC designated by Partners was elected to the Board.

D.    The Parties desire to cause, in accordance with the terms of this Agreement, two representatives of Hawkeye (the “Hawkeye Board Members”), two representatives of Ethanol Capital Management, LLC designated by Partners (the “Partners Board Members”) and the Chief Executive Officer of the Company (the “CEO Board Member”) to be nominated and elected as members of the Board.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the Parties agree as follows:

1.	Voting Agreement
1.1	Board of Directors.

(a)          At each meeting of the Company’s members at which the Board position held by any of the Hawkeye Board Members, the Partners Board Members or the CEO Board Member is up for election, each of the Parties will, as applicable:

(i)        nominate for election to the Board each of the Hawkeye Board Members, each of the Partners Board Members and the CEO Board Member (each of such respective nominees, a “Designee”);

(ii)       recommend to the members (or other security holders) of the Company at any meeting of the members (or other security holders) at which directors are elected the election of each of the Designees;

(iii)      vote (or act by written consent) all Units (or other voting equity securities of the Company) they beneficially own, hold of record or otherwise control at any time, in person or by proxy, to elect each of the Designees to the Board;

(iv)      not take any action that would result in (and take any action necessary to prevent) the removal of any of the Designees from the Board or the increase in the size of the Board to more than nine members without the consent of the Hawkeye. Partners and CEO Board Members; and

(v)       not grant a proxy with respect to any Units that is inconsistent with his, her or its obligations under this Agreement.

(b)          With respect to the second Partners Board Member, who is not a member of the Board as of the date of this Agreement, each of the Parties will have the obligations set forth in Section 1.1(a) from and after the earlier of (i) such time as a vacancy exists on the Board (after the appointment of both of the Hawkeye Board Members) or (ii) the 2010 meeting of the members of the Company.

1.2          Termination of Rights. In the event that any Investor ceases to own a number of Units (or other voting equity securities of the Company) equal to at least 10% of the then outstanding Units, such Investor shall no longer have the right to appoint two Designees and shall instead have the right to appoint one Designee. In the event that any Investor ceases to own a number of Units (or other voting equity securities of the Company) equal to at least 5% of the then outstanding Units, such Investor shall no longer have the right to appoint any Designee.

1.3          Proxy. So long as Hawkeye has a right to appoint one or more Designees, each of the Members hereby grants to Hawkeye an irrevocable proxy coupled with an interest to vote, including in any action by written consent, such Member’s Units in accordance with such Member’s agreement to elect the Hawkeye Board Member(s) to the Board in accordance with Section 1.1. So long as Partners has a right to appoint one or more Designees, each of the Members hereby grants to Partners an irrevocable proxy coupled with an interest to vote, including in any action by written consent, such Member’s Units in accordance with such Member’s agreement to elect the Partners Board Member(s) to the Board in accordance with Section 1.1. Each of the Members hereby grants to each of the Investors an irrevocable proxy

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coupled with an interest to vote, including in any action by written consent, such Member’s Units in accordance with such Member’s agreement to elect the CEO Board Member in accordance with Section 1.1.

1.4          Observation Rights. For so long as Hawkeye owns a number of Units (or other voting equity securities of the Company) equal to at least 75% of the Hawkeye Units, Hawkeye shall be entitled to appoint at any one time one representative (the “Observer”) to the Board. The Observer shall (a) receive all notices and information that the Company distributes to the Board in connection with regularly scheduled meetings (but not special meetings) of the Board at the same time and manner as given to the members of the Board and (b) have the right to attend and observe in a non-voting capacity all regularly scheduled meetings (but not special meetings) of the Board; provided, however, that the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if the Company believes on the advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege; and, provided further, that the Observer shall agree to maintain the confidentiality of all Company information and all proceedings of the Board to the same extent as he would be required to do if he were a director of the Company.

1.5          Directors’ and Officers’ Insurance. The Company shall purchase and maintain for such periods as the Board shall in good faith determine, at its expense, insurance in an amount determined in good faith by the Board to be appropriate, on behalf of any person who after the date hereof is a director of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions. The provisions of this Section 1.5 shall survive any termination of this Agreement.

1.6          Specific Enforcement. Each Party acknowledges and agrees that each of the Investors will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Investors shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which each of the Investors may be entitled at law or in equity. No breach by any Party of, or other failure of any Party to perform, any of the respective covenants or obligations of the Parties under this Agreement shall relieve any other Party of its obligations under this Agreement.

1.7          Aggregation of Units. All Units held by an Investor and its Affiliates shall be aggregated together for purposes of determining the availability of any rights under this Agreement. “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls such first Person or is controlled by said Person or is under common control with said Person, where “control” means power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a Person, whether through ownership of voting shares or other equivalent interests of the controlled Person, by contract (including proxy) or otherwise.

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1.8          Transferees Bound. Each of the Members agrees that any Person to whom any Member transfers any of such Member’s Units shall be bound by the provisions of this Agreement as if such transferee were originally a party hereto, provided, however that no transferee who receives a Member’s Units pursuant to a registered public offering or to the public pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, shall be bound by the provisions of this Agreement. Any attempted transfer in violation of this Section 1.8 shall be null and void.

1.9          Conflicts of Interest. Nothing herein shall limit the ability of the Board to limit the participation of any Board Member or Observer in circumstances where the Board determines in good faith that the Board Member has a conflict of interest with any matter relating to the Company; provided, however, that the Company shall provide to the Board Member(s) or Observer whose participation is limited (a) to the extent practicable, prior notice of such limitation and (b) in as much detail as is practicable, a description of the matters discussed in his, her or their absence.

2.	Miscellaneous

2.1          Assignment. This Agreement shall not be assignable by any of the Investors without the prior written consent of the Company.

2.2          Governing Law. This Agreement shall be governed by and construed in accordance with the Limited Liability Company Act of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

2.3          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.4          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.5          Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the day of receipt (if such day is a business day or, if such day is not a business day, the next succeeding business day); provided, however, that a notice delivered by facsimile shall only be effective if confirmation is received of receipt of the facsimile at the number provided in this Section 2.5 or if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail (return receipt requested), on or before two (2) business days following transmission by facsimile. All notices shall be addressed as follows:

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If to Hawkeye:	with a copy to:
Hawkeye Energy Holdings, LLC 224 S. Bell Ave. Ames, Iowa 50010 Attention: Timothy B. Callahan Fax: (515) 233-5577	Thomas H. Lee Partners 100 Federal Street, 35th Floor Boston, Massachusetts 02110 Attention: Joshua M. Nelson Fax: (617) 227-3514
and a copy to:
Weil, Gotshal & Manges LLP 100 Federal Street, 34th Floor Boston, Massachusetts 02110 Attention: Steven M. Peck Fax: (617) 772-8333
If to Partners:	with a copy to:
Ethanol Investment Partners, LLC c/o Ethanol Capital Management, LLC 4400 East Broadway Blvd. Tucson, Arizona 85711 Attention: Scott Brittenham Telephone: (520) 628-2000 Fax: (520) 323-9177	Baker, Donelson, Bearman, Caldwell & Berkowitz 211 Commerce Street, Suite 1000 Nashville, Tennessee 37201 Attn: Tonya Mitchem Grindon Telephone: (615) 726-5607 Fax: (615) 744-5607
If to the Company:	with a copy to:
Advanced BioEnergy, LLC 10201 Wayzata Boulevard, Suite 250 Minneapolis, Minnesota 55305 Attention: Richard Peterson Fax: (763) 226-2725	Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attention: Peter J. Ekberg Fax: (612) 766-1600
If to SDWG:	with a copy to:
South Dakota Wheat Growers Association 110 6th Avenue SE Aberdeen, South Dakota 57402 Attention: CEO Fax: (605) 225-0859	Husch Blackwell Sanders LLP 4801 Main Street, Suite 1000 Kansas City, Missouri 64112 Attention: Jason A. Reschly Fax: (816) 983-8080

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If to the Directors and Officers:	with a copy to:
Advanced BioEnergy, LLC 10201 Wayzata Boulevard, Suite 250 Minneapolis, Minnesota 55305 Attention: Donald Gales Fax: (763) 226-2725	Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attention: Peter J. Ekberg Fax: (612) 766-1600

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 2.5.

2.6          Future Parties to the Agreement. If any person becomes a member of the Board after the date hereof and is or becomes a direct holder of Units, the Company agrees to use good faith efforts to cause each such person to become a party to, and be bound by the terms of, this Agreement as a Director. If a person who is a Director ceases to be a member of the Board, without any further action of any other Party, such person shall cease to be a Party to this Agreement as of the day such person ceases to be a member of the Board; provided, however, for the avoidance of doubt, such cessation of a Director to be a Party to this Agreement shall not release any entity that may be affiliated with or otherwise related to such Director from the obligations of this Agreement.

2.7          Amendment; Waiver. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company, each of the Investors and SDWG; provided, however, that any amendment, modification or waiver that materially and adversely affects a Member disproportionately as compared to all other Members shall require the prior written consent of a majority-in-interest of such Members so adversely affected.

2.8          Entire Agreement. This Agreement, together with the Subscription Documents, constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly terminated. The Prior Partners Voting Agreement is hereby amended and restated in its entirety pursuant to this Agreement.

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In Witness Whereof, the Parties hereto have executed this Voting Agreement on the date first above written.

ADVANCED BIOENERGY, LLC
/s/ Richard R.Peterson
By:
Name: Richard R.Peterson
Its: Chief Executive Officer

HAWKEYE ENERGY HOLDINGS, LLC
/s/ Timothy B. Callahan
By:
Name: Timothy B. Callahan
Its: Chief Financial Officer

ETHANOL INVESTMENT PARTNERS, LLC
/s/ Scott Brittenham
By:
Name: Scott Brittenham
Its: President

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Signature Page to ABE Voting Agreement

SOUTH DAKOTA WHEAT GROWERS ASSOCIATION
/s/ Dale Locken
By:
Name: Dale Locken
Its: CEO/Treasurer

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Signature Page to ABE Voting Agreement

DIRECTORS:
/s/ Revis L. Stephenson III	/s/ Troy Otte
Revis L. Stephenson III Director	Troy Otte Director
/s/ Scott Brittenham	/s/ Keith E. Spohn
Scott Brittenham Director	Keith E. Spohn Director
/s/ Richard Peterson	/s/ Thomas Ravencroft
Richard Peterson Director	Thomas Ravencroft Director
/s/ Larry L. Cerny
Larry L. Cerny Director
/s/ John E. Lovegrove
John E. Lovegrove Director

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Signature Page to ABE Voting Agreement